Exhibit 15.2

January 21, 2014

Jiayuan.com International Ltd.

Room 1005, Changxin Building

No. 39 Anding Road

Chaoyang District, Beijing 100029

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name and the summary of our opinion under the captions “Risk Factors” and “Organizational Structure” in Jiayuan.com International Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2011 and the Annual Report on Form 20-F for the year ended December 31, 2012, which were filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2012 and on April 29, 2013, respectively (collectively, the “Annual Reports”), and further consent to the incorporation by reference of such information into the Registration Statement on Form S-8 (file number 333-177877) and the Registration Statement on Form S-8 (file number 333-184079) of Jiayuan.com International Ltd. filed with the SEC on November 10, 2011 and on September 25, 2012, respectively. We also consent to the filing with the SEC of this consent letter as an exhibit to the foregoing report on Form 6-K filed on January 21, 2014.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm